Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As

of

September

13,

2021,

Net

1

UEPS

Technologies,

Inc.
(“Net1”

or

the

“Company”)

had

one

class

of

securities
(“common
stock”)
registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following

description of

the Company’s

common stock

is a

summary and

does not

purport to

be complete.

It is

subject to

and
qualified   in   its   entirety   by   reference   to   the   Company’s   Amended   and   Restated   Articles   of   Incorporation   (“Articles   of
Incorporation”)

and its

Amended

and Restated By-laws
(“Bylaws”)
, each of

which are

incorporated by

reference as

an exhibit

to
the Company’s

most recent Annual Report on

Form 10-K. Net1 encourages you to

read its Articles of Incorporation,

Bylaws and the
applicable provisions of the Florida Business Corporation Act

(“FBCA”)

for additional information.

General

Net1’s

Articles of

Incorporation

currently authorizes

the issuance

of two

hundred million

shares of

its common

stock, with

$0.001
par

value.

Net1’s

common

stock

is

listed

and

principally

traded

on

the

Nasdaq

Stock

Exchange,

Global

Select

Market,

under

the
symbol “UEPS.” Net1’s common

stock is also listed on the Johannesburg Stock Exchange, under the symbol “NT1”.

All outstanding shares of common stock are fully paid and nonassessable

Dividend rights

Holders of shares of Net1’s

common stock are entitled to receive dividends

and other distributions when declared by Net1’s

board of
directors

out

of

legally

available

funds.

Payment

of

dividends

and

distributions

is

subject

to

certain

restrictions

under

the

FBCA,
including

the requirement

that after

making

any

distribution

Net1

must

be able

to meet

its debts

as

they

become

due in

the

usual
course of its business.

Voting

rights

Each holder of common

stock is entitled to one vote

per share for the election

of directors and for all other

matters to be voted on

by
shareholders. Holders of common stock may not cumulate their votes in the election of directors.

Liquidation and other rights

Upon voluntary

or involuntary

liquidation, dissolution

or winding

up of

Net1, holders

of common

stock share

ratably in

the assets
remaining

after payments

to creditors

and

provision

for the

preference

of any

preferred stock

according

to its

terms. There

are no
pre-emptive

or

other

subscription

rights,

conversion

rights

or

redemption

or

scheduled

installment

payment

provisions

relating

to
shares of common stock. The shares of Net1 common stock are not subject to redemption.

Transfer Agent

The Company’s

transfer agent in the

United States is

Computershare Shareowner

Services LLC, 480

Washington

Blvd, Jersey City,
New Jersey, 07310,

and the Company’s transfer

agent in South Africa is JSE Investor Services South Africa (Pty) Ltd.